EXHIBIT 99.2

Shire Pharmaceuticals Group plc Hampshire International Business Park, Chineham, Basingstoke RG24 8EP UK Tel +44 1256 894000 Fax +44 1256 894708 http://www.shire.com
15 June 2004

Shire Pharmaceuticals Group plc (the “Company”)

The Company announces that on 25 March 2004 the following, who were all directors at the date of grant, were granted options over ordinary shares of £0.05p each in the Company pursuant to the rules of the Shire Pharmaceuticals Group plc 2000 Executive Share Option Scheme (the “Scheme”) at a price of £5.26p per share, as follows:

Director	Options over Shares
M Emmens	315,777
A C Russell	195,285
Dr J W Totten	203,612

These options are subject to performance criteria and are exercisable at any time between 3 and 10 years from the date of grant.

As a result of this grant, Messrs Emmens and Russell have options over 1,262,885 and 721,300 Ordinary Shares of £0.05p and Dr Totten has options over 817,722 Ordinary Shares of £0.05p pursuant to the rules of the Scheme.

In addition, on 25 March 2004, rights to acquire Ordinary Shares of £0.05p each in the Company at a price of £5.35 were awarded to the following, who were all directors at the date of the award, pursuant to the rules of the Shire Pharmaceuticals Group plc Long Term Incentive Plan (“LTIP”):

Director	Shares
M Emmens	105,259
A C Russell	65,095
Dr J W Totten	67,870

The LTIP awards are subject to performance criteria and, subject to the satisfaction of these criteria, may be exercised by the participants in the Plan in 2008.

As a result of this award Messrs Emmens and Russell have the right to acquire 186,219 and 140,375 Ordinary Shares of £0.05p each and Dr Totten has the right to acquire 148,053 Ordinary Shares of £0.05p, pursuant to the rules of the LTIP.

This announcement has been delayed due to an administrative oversight.

T May
Company Secretary

For further information please contact:

Investor Relations

Cléa Rosenfeld	+44 1256 894 160

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com